EXHIBIT 10.4

ACQUISITION AGREEMENT AND PLAN OF ACQUISITION

THIS ACQUISITION AGREEMENT AND PLAN OF ACQUISITION (the "Agreement"), dated as of September 8, 2008, is entered into by and among VivaKor, Inc., a Nevada corporation ("VivaKor") and each of HealthAmerica, Inc., a Nevada corporation ("HealthAmerica") and Richard A. Taulli (the "HealthAmerica Principal Shareholder Prior to the Acquisition"). Capitalized terms used in this Agreement and not defined in context shall have the meanings ascribed to them in Section 10.7 hereof.

WHEREAS, the respective Boards of Directors of HealthAmerica and VivaKor have approved the Acquisition of HealthAmerica by VivaKor with HealthAmerica being a wholly-owned subsidiary of VivaKor (the "Acquisition"), all upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
The Acquisition

Section 1.1 The Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, HealthAmerica shall be acquired by VivaKor. HealthAmerica shall continue the under the laws of the State of Nevada as a wholly-owned subsidiary of VivaKor. Throughout this Agreement, the term "Subsidiary" shall refer to HealthAmerica in its status as the acquired corporation in the Acquisition.

Section 1.2 Closing. The closing of the Transactions (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VII (other than conditions that require the delivery of documents, which may be satisfied at the Closing). The Closing shall be held at the offices of Wilson, Haglund & Paulsen, P.C., 9110 Irvine Center Drive, Irvine, California 92618, unless another place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date". At the Closing, each of HealthAmerica and VivaKor shall deliver the agreements, certificates and other documents required to be delivered and which have not been delivered prior to the Closing.

Section 1.3 Effective Time of the Acquisition. The Acquisition shall become effective upon delivery of the Acquisition Consideration. When used in this Agreement, the term "Effective Time" shall mean the time at which the Acquisition Consideration is delivered.

Section 1.4 Effect of the Acquisition. The Acquisition shall, from and after the Effective Time, have all the effects provided by applicable Law. If, at any time after the Effective Time, the Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in Law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Corporation the title to any property or rights of VivaKor, by reason or as a result of the Acquisition, or otherwise to carry out the purposes of this Agreement, HealthAmerica agrees that its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in Law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors are fully authorized in the name of HealthAmerica or otherwise to take any and all such action.

ARTICLE II
The Acquisition Corporation

Section 2.1 Articles of Incorporation. The articles of incorporation of HealthAmerica shall continue after the Effective Time as the articles of incorporation of the Wholly-owned Subsidiary Corporation, HealthAmerica, Inc.

Section 2.2 By-Laws. The by-laws of HealthAmerica shall continue after the Effective Time as the by-laws of the Wholly-owned Subsidiary Corporation, HealthAmerica, Inc.

Section 2.3 Board of Directors; Officers. The members of the Board of Directors and the officers of the Wholly-owned Subsidiary Corporation, HealthAmerica, Inc., following the Acquisition shall be the directors and officers of VivaKor immediately prior to the Effective Time, and such directors and officers shall continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified.

ARTICLE III
Acquisition Consideration

Section 3.1 Acquisition Consideration.

(a) As of the Effective Time, by virtue of the Acquisition and without any action on the part of any stockholder of HealthAmerica:

(i)           Twenty five million (25,000,000) newly issued shares of Common Stock, $0.001 par value, of HealthAmerica shall be issued to VivaKor in exchange for five million (5,000,000) newly issued shares of Common Stock, $0.001 par value, of VivaKor immediately prior to the Effective Time. The issuance of the Common Stock of HealthAmerica to VivaKor shall constitute approximately eighty four percent (84%) of the issued and outstanding capital stock of HealthAmerica following the Acquisition. The five million (5,000,000) shares Common Stock of VivaKor shall be issued to the shareholders of record of HealthAmerica as duly registered with HealthAmerica's transfer agent prior to the Effective Time.

(ii)         Subject to the provisions of this Section 3.1(a), each share of the common stock of HealthAmerica, par value $0.001 per share ("HealthAmerica Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Acquisition and without any action on the part of the holders thereof, remain validly issued, fully paid and non-assessable shares of common stock of HealthAmerica, par value $0.001 per share ("HealthAmerica Common Stock"). As a result of such shares issuances, the shares issued to the original shareholders of HealthAmercia shall represent approximately Sixteen Percent (16%) of the total shares of HealthAmerica issued and outstanding as of the Closing Date.

(b)  As additional consideration for the Acquisition, VivaKor and/or HealthAmerica as VivaKor's wholly-owned subsidiary, agrees to pay to Rico Italia Investments, Inc., as the nominee of the HealthAmerica Principal Shareholder Prior to the Acquisition, the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "Cash Consideration"), payable as follows:

(i)            $25,000.00 was paid in advance on August 18, 2008;

(ii)            $25,000.00 was due on September 18, 2008;

(iii)           thereafter $25,000.00 shall be due on the 18th of each month; provided, in addition, if at any time after the initial deposit has been realized, if HealthAmerica and/or VivaKor receives cash and/or securities in any equity or debt offering or financing or from any sale or licensing of products, technology or equipment, then HealthAmerica and/or VivaKor agrees to pay Rico Italia Investments, Inc. ten percent (10%) of the gross proceeds raised in such offerings or sales, licensing, etc., commencing ninety (90) days after the initial deposit, and continuing every ninety (90) days thereafter until the Cash Consideration has been sufficed.

(c) The Cash Consideration shall be evidenced by a Secured Nonrecourse Promissory Note in the principal amount of $1,500,000.00 (the "Note") which shall be secured by a Pledge and Security Agreement (the "Pledge and Security Agreement") of the shares of capital stock of HealthAmerica and all of the assets of HealthAmerica, Inc. In the event VivaKor fails to make any payment under the Note, the Holder of the Note may, as it sole and exclusive remedy, foreclose on and retain the shares of capital stock and the assets of the HealthAmerica. The HealthAmerica Principal Shareholder Prior to the Acquisition acknowledges and agrees that, upon an event of default under the Note, if any, the HealthAmerica Principal Shareholder Prior to the Acquisition (or its nominees) sole recourse shall be to the shares of the HealthAmerica and its assets, and no claim may be asserted against VivaKor or its assets, property or business. If the HealthAmerica Principal Shareholder Prior to the Acquisition elects to foreclose and retain the capital stock of HealthAmerica and its assets, then its shall also automatically and without action grant VivaKor the option to repurchase the VivaKor shares issued to the HealthAmerica Principal Shareholder Prior to the Acquisition for a repurchase price of $1.00 in the aggregate.

(d) If, at any time during the period between the date of this Agreement and the Effective Time, VivaKor changes the number of shares of VivaKor Common Stock issued and outstanding or HealthAmerica changes the number of shares of HealthAmerica Common Stock issued and outstanding, in each case as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transaction with an effective date or record date, as applicable, prior to the Effective Time, and in a transaction that the other parties to this Agreement have provided their consent to if such consent is required hereunder, then the Exchange Ratio and any other items dependent thereon shall be appropriately adjusted.

Section 3.2 Stockholders' Rights at the Effective Time. On and after the Effective Time, the certificates that immediately prior to the Effective Time represented shares of HealthAmerica Common Stock (the "Certificates"), shall continue to represent all rights with respect to HealthAmerica Common Stock. As of the Effective Time, the holders of HealthAmerica Common Stock as of the Effective Time who are entitled to receive shares of VivaKor Common Stock as Acquisition Consideration shall be deemed to be record owners of such shares of VivaKor Common Stock as of the Effective Time and shall thereupon be entitled to exercise any rights as a holder of VivaKor Common Stock, including the right to vote such VivaKor Common Stock, whether or not the Certificates are issued pursuant to this Agreement.

Section 3.3 Issuance of Share Certificates.

(a) Promptly after the Closing Date, VivaKor shall deliver the Common Stock as Acquisition Consideration pursuant to Section 3.1(a). The number of shares of Common Stock that each HealthAmerica Stockholder will be entitled to receive will be determined by the number of shares of HealthAmerica Common Stock held by such stockholder. Notwithstanding any other provision of this Agreement, no fractional shares of Common Stock will be issued in connection with the Acquisition. Any HealthAmerica Stockholder who is entitled to receive a fractional share shall receive the next whole number of shares of Common Stock.

(b) At or after the Closing, each holder of a Certificate representing shares of HealthAmerica Common Stock shall be issued their respective shares of common stock of VivaKor together with a duly completed and executed transmittal letter.

(c) At the Effective Time, the stock transfer books of HealthAmerica shall be closed and no transfer of shares of HealthAmerica Common Stock shall be recorded thereafter, other than transfers of shares of HealthAmerica Common Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented for transfer to VivaKor or HealthAmerica, they shall be delivered to the Exchange Agent and issued for the Acquisition Consideration as provided for in this Section 3.3.

(d) In the event any Certificates shall have been lost, stolen or destroyed, VivaKor shall deliver the Acquisition Consideration and any dividends or other distributions with respect to VivaKor Common Stock to which such holder is entitled in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the record holder thereof and the delivery of such bond as VivaKor may reasonably require.

(g) No transfer taxes shall be payable by any stockholder of HealthAmerica in respect of the issuance of the VivaKor Common Stock under this Section 3.3, except that if any VivaKor Common Stock is to be issued in a name other than that in which the Certificate that has been registered, it shall be a condition of such issuance that the Person requesting such issuance shall pay to VivaKor any transfer taxes payable by reason thereof, or of any prior transfer of such Certificate, or establish to the satisfaction of VivaKor that such taxes have been paid or are not payable.

Section 3.4 Resale Restrictions.

(a) The stockholders of HealthAmerica who received shares of VivaKor Common Stock as Acquisition Consideration may not offer or sell any shares of VivaKor Common Stock unless such offer or sale is made (i) pursuant to an effective registration of such VivaKor Common Stock under the Securities Ad, or (ii) pursuant to an available exemption from the registration requirements of the Securities Act. VivaKor shall refuse to register the transfer of any VivaKor Common Stock not made in accordance with this Section 3.4 and for such purpose may place stop order instructions with its transfer agent with respect to the VivaKor Common Stock issued as Acquisition Consideration. A proposed transfer shall be deemed to comply with this Section 3.4 if the applicable stockholder delivers to VivaKor a legal opinion in form and substance satisfactory to VivaKor from counsel reasonably satisfactory to VivaKor to the effect that such transfer complies with this Section 3.4.

(b)  Each certificate representing shares of VivaKor Common Stock issued as Acquisition Consideration will bear the following legend or one substantially similar thereto:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT'), OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

ARTICLE IV
Representations and Warranties of HealthAmerica

Each of HealthAmerica and the HealthAmerica Principal Shareholder Prior to the Acquisition, jointly and severally, represents and warrants to VivaKor that, except as disclosed in the HealthAmerica Disclosure Schedule which has been delivered to VivaKor prior to the execution of this Agreement (the "HealthAmerica Disclosure Schedule"), the following: The Disclosure Schedule shall modify each and every representation and warranty and any exceptions thereon shall be deemed to apply to all representations and warranties regardless of any section designation.

Section 4.1 Organization and Qualification. HealthAmerica is a corporation duly organized, validly existing and in good under the laws of the State of Nevada. HealthAmerica has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and, if applicable, is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so organized, qualified,. licensed or in good standing, or to have such power and authority, when taken together with all other such failures would not have an HealthAmerica Material Adverse Effect. HealthAmerica has heretofore made available to VivaKor a complete and correct copy of the certificate of incorporation, by-laws or other governing documents, each as amended to the date hereof, of HealthAmerica. As of the Effective Time, HealthAmerica does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity or own any real estate.

Section 4.2 Capitalization.

(a) The authorized capital stock of HealthAmerica consists of 75,000,000 shares of HealthAmerica Common Stock, of which 5,000,000 are issued and outstanding and are validly issued, fully paid and non-assessable. There are no shares of HealthAmerica Preferred Stock issued or outstanding. All duly issued shares of HealthAmerica Common Stock held by the HealthAmerica Principal Shareholder Prior to the Acquisition are owned free and clear of all liens or encumbrances thereon.

(b) There are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible Securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of HealthAmerica or obligating HealthAmerica to issue or sell any shares of capital Stock of, or other equity interests in, HealthAmerica. As of the date of this Agreement, there are no outstanding contractual obligations of HealthAmerica to repurchase, redeem or otherwise acquire any shares of capital stock of HealthAmerica or to provide material funds to, Or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 4.3 Authority Relative to this Agreement and the Transactions. HealthAmerica and the HealthAmerica Principal Shareholder Prior to the Acquisition have all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Acquisition. The execution and delivery by HealthAmerica and the, HealthAmerica Principal Shareholder Prior to the Acquisition of this Agreement, and the consummation by HealthAmerica and the HealthAmerica Principal Shareholder Prior to the Acquisition of the Transactions to which each of them is a party, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of HealthAmerica or the HealthAmerica Principal Shareholder Prior to the Acquisition are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions to which it is a party other than, with respect to the Acquisition, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of HealthAmerica Common Stock and the filing and recordation of appropriate Acquisition documents as required by Nevada Law. This Agreement has been duly and validly executed and delivered by HealthAmerica and the HealthAmerica Principal Shareholder Prior to the Acquisition and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of the, enforceable against each of them in accordance with its terms.

Section 4.4 No Conflicts, Required Filings and Consents.

(a) The execution and delivery of this Agreement by HealthAmerica and the HealthAmerica Principal Shareholder Prior to the Acquisition does not, and the performance of this Agreement and consummation of the Transactions by each of the them will not: (i) conflict with or violate the certificate of incorporation or by-laws of HealthAmerica or such HealthAmerica Principal Shareholder, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 4.4(b) have been received, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to HealthAmerica or by which any property of asset of HealthAmerica is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of HealthAmerica pursuant to, any Contract to which HealthAmerica is a party or by which HealthAmerica or any property or asset of HealthAmerica is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences if the type referred to above which would not have an HealthAmerica Material Adverse Effect or would not prevent or materially delay the consummation of the Acquisition.

(b) The execution and delivery of this Agreement by HealthAmerica and the HealthAmerica Principal Shareholder Prior to the Acquisition does not, and the performance of this Agreement by HealthAmerica will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational (a "Governmental Entity"), except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state Securities or "blue sky" laws ("Blue Sky Laws"), filing and recordation of the Plan of Acquisition as required by Nevada Law, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have an HealthArnerica Material Adverse Effect or would not prevent or materially delay the consummation of the Acquisition.

Section 4.5 Brokers. No agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of HealthAmerica.

Section 4.6 Financial Statements; Absence of Changes.

(a) Section 4.7(a) of the HealthAmerica. Disclosure Schedule sets forth copies of the unaudited financial statements of HealthAmerica as of December 31, 2007 and August 31, 2008 (the "HealthAmerica Financial Statements"). The HealthAmerica Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of HealthAmerica as at the respective dates of and for the periods referred to in such HealthAmerica Financial Statements and are consistent with the books and records of HealthAmerica.

(b) Since December 31, 2007, HealthAmerica has conducted its business only in the ordinary course, and since such date there has not occurred any event having a HealthAmerica Material Adverse Effect or, to HealthAmerica's knowledge, any event or development which is reasonably likely to cause an event having a HealthAmerica Material Adverse Effect.

Section 4.7 Debts and Liabilities. Prior to the Closing Date, HealthAmerica shall pay in full all Debts, liabilities and obligations it has incurred such that on the Closing Date HealthAmerica shall have no outstanding Debts, liabilities, obligations or other claims, whether fixed or contingent, known or unknown; including but not limited to any liabilities appearing on the HealthAmerica Financial Statements.

Section 4.8 Litigation. There is no suit, action, proceeding, arbitration or written claim (collectively, "Litigation") pending or, to the knowledge of HealthAmerica, threatened against or affecting HealthAmerica that, individually or in the aggregate, would, if decided adversely to HealthAmerica, reasonably be expected to have an HealthAmerica Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against HealthAmerica having, or which would reasonably be expected to have, individually or in the aggregate, an HealthAmerica Material Adverse Effect.

Section 4.9 Environmental. There have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by HealthAmerica that, individually or in the aggregate, would reasonably be expected to have a HealthAmerica Material Adverse Effect. HealthAmerica is not the subject of any pending or, to HealthAmerica's knowledge, threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by HealthAmerica that, individually or in the aggregate, could reasonably be expected to have an HealthAmerica Material Adverse Effect. HealthAmerica has not assumed or otherwise agreed to be responsible for any liabilities arising under Environmental Law that, individually or in the aggregate, could reasonably be expected to have a HealthAmerica Material Adverse Effect. The term "Environmental Law" means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment. The term "Hazardous Materials" means all explosive or regulated radioactive materials, hazardous or toxic substances; wastes or chemicals, petroleum (including crude oil or any fraction thereof), and all other materials or chemicals regulated under any Environmental Law. The term "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

Section 4.10 Intellectual Property.

(a) HealthAmerica has such ownership of or such rights by license orotherwise in all patents and patent applications, mask works, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, brands, titles, copyrights, subsidiary rights, copyright registrations and applications, trade secrets, names and likenesses, know-how, proprietary processes, compositions of matter, formulae, designs, computer software programs and other proprietary rights as are necessary to conduct and permit the conduct of the business of HealthAmerica as currently conducted (collectively, the "Intellectual Property Rights"), except where the failure to have such ownership or right by license or otherwise, individually and in the aggregate, would not reasonably be expected to have an HealthAmerica Material Adverse Effect. Section 4.10 of the HealthAmerica Disclosure Schedule sets forth a list of all (i) registered Intellectual Property Rights owned by HealthAmerica and (ii) material registered Intellectual Property Rights licensed or otherwise used by HealthAmerica in the conduct of its business.

(b) The conduct of the business of HealthAmerica as currently conducted does not infringe upon the intellectual property rights of any third party or violate the privacy rights of any third party or defame any third party and there are no such present or, to the knowledge of HealthAmerica, threatened infringements or violations of the Intellectual Property Rights by any third party, except, in either case, for such infringements or violations which, individually and in the aggregate, would not reasonably be expected to have an HealthAmerica Material Adverse Effect.

Section 4.11 Contracts. Except as set forth on Section 4.11 of the HealthAmerica Disclosure Schedule, as of the date of this Agreement, HealthAmerica is not a party to or bound by, and none of its properties or assets are bound by or subject to, any written, electronic or oral:

(a) Contract that restricts in any material respect the manner in which, or the localities in which, all or a material portion of the business of HealthAmerica is conducted;

(b) Contract under which HealthAmerica has (i) incurred any indebtedness for borrowed money that is currently outstanding, (ii) given any guarantee in respect of indebtedness for borrowed money or (iii) granted any pledge, mortgage or other security interest in any property or assets of HealthAmerica; or

(c) Contract in respect of any joint venture, partnership, business alliance or similar arrangement between HealthAmerica and any third party involving a material ownership interest in any such entity.

Each Contract of HealthAmerica is in full force and effect and is a legal, valid and binding agreement of HealthAmerica, as applicable, and to the knowledge of HealthAmerica, enforceable against HealthAmerica, as applicable, and against the other party or parties thereto, in each case, in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except for such failures to be in full force and effect or enforceable that, individually and in the aggregate, would not reasonably be expected to have an HealthAmerica Material Adverse Effect. Except as would not reasonably be expected, individually and in the aggregate, to have an HealthAmerica Material Adverse Effect, each of HealthAmerica has performed or is performing all obligations required to be performed by it under its Contracts and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the knowledge of HealthAmerica, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default thereunder.

Section 4.12 Benefit Plans.

(a) HealthAmerica does not have any employee benefit plans, including any employee benefit plans as that term is defined in Section 3(3) of the Employee Retirement and Income Security Act of 1974 ("ERISA"), or any other plans maintained or contributed to by HealthAmerica for the benefit of its employees (or former employees) and/or its beneficiaries  ("Benefit Plans"). An arrangement will not fail to be a Benefit Plan simply because it only covers one individual.

(b) To the knowledge of HealthAmerica, there are no investigations, proceedings, or lawsuits, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any Governmental Entity.

Section 4.13 Taxes.

(a) HealthAmerica has filed all material Tax Returns required to be filed by it and all such returns are complete and correct in all material respects, or requests for extensions to file such Tax Returns have been timely filed; granted and have not expired. HealthAmerica has paid (or caused to be paid) all Taxes shown as due on such tax returns, and the HealthAmerica Financial Statements reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing difference§ between book and Tax income) of tax for all Taxes payable by HealthAmerica for all Taxable periods and portions thereof accrued through the date of such financial statements.

(b) No Tax Return of HealthAmerica is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by HealthAmerica. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by HealthAmerica. Each deficiency resulting from any completed audit or examination relating to Taxes by any Taxing authority has been timely paid, except for such deficiencies being contested in good faith and for which adequate reserves are reflected on the financial statements of HealthAmerica.

(c) No liens for Taxes (other than for current Taxes not yet due and payable) exist with respect to any assets or properties of HealthAmerica. HealthAmerica is not bound by any agreement with respect to Taxes.

(d) As used in this Agreement, (a) "Taxes" shall include (A) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, Federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B) and (b) "Tax Returns" shall mean all domestic or foreign (whether national, Federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.

ARTICLE V
Representations and Warranties of VivaKor

VivaKor represents and warrants to HealthAmerica that, except as disclosed in the VivaKor Disclosure Schedule which has been delivered to VivaKor prior to the execution of this Agreement (the "VivaKor Disclosure Schedule"), the following: The Disclosure Schedule shall modify each any every representation and warranty and any exceptions thereon shall be deemed to apply to all representations and warranties regardless of any section designation.

Section 5.1 Organization and Qualification. VivaKor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. VivaKor has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. VivaKor has heretofore made available to HealthAmerica a complete and correct copy of the organizational documents, each as amended to the date hereof, of VivaKor. VivaKor does not owns or controls, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity or owns any real estate.

Section 5.2 Capitalization.

(a) The authorized capital stock of VivaKor consists of 242,500,000 shares of VivaKor Common Stock and 10,000,000 shares Of Preferred Stock, no par value ("VivaKor Preferred Stock"). As of the date hereof there are; and as of the Closing Date and immediately prior to the Effective Time there will be, approximately 45,200,000 shares of VivaKor Common Stock issued and outstanding, all of which have been validly issued, fully paid and non-assessable. There are no shares of VivaKor Preferred Stock issued or outstanding. All of the issued and outstanding shares of VivaKor Common Stock were issued in compliance with all applicable Laws including, without limitation, the Securities Act, the Exchange Act and applicable Blue Sky Laws.

(b) Except as set forth in Section 5.2(b) to the VivaKor Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of VivaKor or obligating VivaKor to issue or sell any shares of capital stock of, or other equity interests in, VivaKor. As of the date of this Agreement, there are no outstanding contractual obligations of VivaKor to repurchase, redeem or otherwise acquire any shares of capital stock of VivaKor of to provide material funds to, or make any material investment (in the form of a loan, capital Contribution or otherwise) in, any Person.

Section 5.3 Authority Relative to this Agreement. VivaKor has all necessary corporate (or limited liability company, as appropriate) power and authority to execute and deliver this Agreement, to perform its or his obligations hereunder and to consummate the Transactions to which each of them is a party. The execution and delivery of this Agreement by VivaKor and the consummation by VivaKor of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of VivaKor are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions other than, with respect to the Acquisition, the filing and recordation of appropriate Acquisition documents as required by Nevada Law. This Agreement has been duly and validly executed and delivered by VivaKor and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of VivaKor, enforceable against it in accordance with its terms.

Section 5.3 No Conflicts, Required Filings and Consents.

(a) The execution and delivery of this Agreement by VivaKor does not and will not, and the performance of this Agreement and the consummation of the Transactions by VivaKor will not: (i) conflict with or violate the articles or certificate of incorporation or by-laws of VivaKor, (ii) assuming the consents; approvals, authorizations and waivers specified in the VivaKor Disclosure Schedule have been received, conflict with or violate any Laws applicable to VivaKor or by which any property or asset of VivaKor is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of VivaKor pursuant to any Contract to which any of them is a party or by which any of their property or asset is bound or affected.

(b) The execution and delivery of this Agreement by VivaKor does not and will not, and the performance of this Agreement and the consummation of the Transactions by any of them will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws; filing and recordation of the Plan of Acquisition as required by Nevada Law.

Section 5.5 Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of VivaKor, threatened against or affecting VivaKor, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against VivaKor.

Section 5.6 Brokers. No agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of VivaKor.

ARTICLE VI
Covenants

Section 6.1 Conduct of Business Pending the Acquisition. From and after the date hereof until the Closing Date, except as contemplated by this Agreement or unless HealthAmerica and VivaKor shall otherwise agree in writing, VivaKor and HealthAmerica covenant and agree that they shall: (a) carry on business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted or presently contemplated to be conducted, (b) use all reasonable efforts to preserve intact its present business organization, keep available the services of its employees and consultants and preserve its relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, and (c) use commercially reasonable efforts to protect its intellectual property rights to the end that its goodwill and on-going businesses shall not be impaired in any material respect as of the Closing Date. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or unless the parties shall otherwise agree in writing, prior to the Closing, neither shall:

(i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; purchase, redeem or otherwise acquire any shares of capital stock or any rights, warrants, or options to acquire any such shares;

(ii) grant, award or enter into any compensation or change of control arrangement with any employee of VivaKor;

(iii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire; any such shares or voting securities (other than the issuance of Common Stock upon the exercise of Options) or amend the terms of any such securities, rights, warrants or options or take any action to accelerate the vesting thereof;

(iv) amend the certificate of incorporation or by-laws of VivaKor;

(v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, except, in any such case, in the ordinary course of business;

(vi) adopt a plan of complete or partial liquidation;

(vii) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person; issue or sell any debt securities; guarantee any debt securities of another Person;

(viii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person or settle or compromise any material claims or litigation;

(ix) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; or

(x) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.2 Stockholder Approval. Each of VivaKor and HealthAmerica shall each take all actions necessary, in accordance with applicable Law and its respective certificate of incorporation and by-laws, to cause as promptly as reasonably practicable after the date hereof their respective stockholders to approve the Transactions. The respective boards of directors of VivaKor and HealthAmerica shall recommend such approval and shall take all lawful actions to solicit and obtain such approval.

Section 6.3 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of the parties agrees to take all appropriate actions to obtain from Governmental Entities any Governmental Authorizations required to be obtained or made by HealthAmerica and VivaKor in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and to make all necessary filings, and thereafter .make any other required submissions that are required under the Exchange Act, the Securities Act, the Blue Sky Laws, or any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

Section 6.4 Access to Information. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, HealthAmerica shall afford to VivaKor and its accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its books, Contracts, commitments, records and personnel and, during such period, shall furnish promptly to VivaKor (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of the Exchange Act or the Securities Act, and (ii) all other information concerning its business as VivaKor may reasonably request. VivaKor shall conduct its review in a manner reasonably calculated not to disrupt HealthAmerica's business and operations. No investigation pursuant to this Section 6.5 and no knowledge obtained thereby or otherwise shall limit any representation or warranty of HealthAmerica or impair any rights of an VivaKor Indemnified Party as a result thereof.

Section 6.5 Public Announcements. On or before the Closing Date, neither HealthAmerica nor VivaKor shall (nor shall they permit any of their respective Affiliates to), without prior consultation with the other parties and such other parties' review of and consent to any public announcement concerning the Transactions, issue any press release or make any public announcement with respect to Transactions during such period, and HealthAmerica and VivaKor shall, to the extent practicable; allow the other parties reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party; provided, however, no party shall be prevented from making any disclosure required by Law at the time so required because of any delay on the part of another party.

Section 6.6 Notice of Breaches. VivaKor shall give prompt notice to HealthAmerica, and HealthAmerica shall give prompt notice to VivaKor, of (i) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate in any respect, or (ii) the failure by it to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, Warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

ARTICLE VII
Conditions Precedent

Section 7.1 Conditions to Each Party's Obligation to Effect the Acquisition. The respective obligations of each party to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Time of the following conditions

(a) This Agreement and the Acquisition shall have been approved and adopted by the holders of VivaKor Common Stock, in the manner required by Law.

(b) The consummation of the Acquisition shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction.

Section 7.2 Conditions to Obligation of VivaKor to Effect the Acquisition. The obligation of VivaKor to effect the Acquisition shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived-by VivaKor:

(a) The representations and warranties of HealthAmerica contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on the Closing Date.

(b) HealthAmerica shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement on or before the Closing Date.

(c) HealthAmerica shall not have suffered a HealthAmerica Material Adverse Effect.

(d) VivaKor shall have received a certificate of an authorized officer of HealthAmerica, on behalf of HealthAmerica, that the conditions set forth in paragraphs (a) through (e) above have been satisfied.

Section 7.3 Conditions to Obligations of HealthAmerica to Effect the Acquisition. The obligations of HealthAmerica to effect the Acquisition shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived by HealthAmerica:

(a) The representations and warranties of VivaKor contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on the Closing Date.

(b) VivaKor shall have Performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or before the Closing Date.

(c) VivaKor shall not have suffered a VivaKor Material Adverse Effect.

(d) HealthAmerica shall have received a certificate of an authorized officer of VivaKor, on behalf of VivaKor, that the conditions in paragraphs (a) through (c) above have been satisfied.

ARTICLE VIII
Survival and Indemnification

Section 8.1 Survival of Representations, Warranties and Covenants. The parties hereto hereby agree that the representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement, and the Closing hereunder; provided, however, that any claims based on a breach of representations and warranties other than those contained in Sections 4.1, 4.2, 4.3, 4.6, 4.7 and 4.13 shall terminate twelve (12) months after the Closing Date. The representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.6, 4.7 and 4.13, and any Claims based thereon, shall survive for a period of three years. Covenants and agreements of the parties shall survive until fully performed. To the extent the survival periods specified herein exceed an applicable statute of limitations; the provisions of this Section 8.1 shall constitute a tolling by HealthAmerica and the HealthAmerica Principal Shareholder of each such statute of limitations for a period of time not to extend beyond the termination of such survival periods.

Section 8.2 Indemnification by the HealthAmerica Principal Shareholder Prior to the Acquisition. The HealthAmerica Principal Shareholder Prior to the Acquisition shall, jointly and severally, indemnify and hold harmless VivaKor and the Surviving Corporation, the stockholders of HealthAmerica and their respective affiliates, employees, directors, agents and representatives (collectively, the "HealthAmerica Indemnified Parties"), from and against any and all Loss and Litigation Expense which they or any of them may suffer or incur as a result of or arising from any misrepresentation or breach of any representation or warranty by HealthAmerica or the HealthAmerica Principal Shareholder Prior to the Acquisition set forth in this Agreement.

Section 8.3 Indemnification by VivaKor. From and after the Closing Date, VivaKor shall indemnify and hold harmless the HealthAmerica Principal Shareholder Prior to the Acquisition from and against any and all Loss and Litigation Expense which such holder may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of any warranty by VivaKor; or (b) the failure by VivaKor to perform its covenants and agreements under this Agreement.

Section 8.4 No Impact from Investigation. No Investigation by or knowledge of any party prior to or after the date of this Agreement shall alter, diminish, obviate or impair any of the representations, warranties, covenants or agreements of any other party contained in this Agreement or limit in any way any party's right to rely on such representations, warranties, covenants or agreements or to bring a claim based on any Misrepresentation or breach thereof.

ARTICLE IX
Termination, Amendment and Waiver

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of VivaKor:

(a) by mutual written consent of HealthAmerica and VivaKor;

(b) by VivaKor, upon a material breach of this Agreement on the part of HealthAmerica which has not been cured and which would cause the conditions set forth in Section 7.2 to be incapable of being satisfied by September 30, 2008;

(c) by HealthAmerica, upon a material breach of this Agreement on the part of VivaKor which has not been cured and which would cause the conditions set forth in Section 7.3 to be incapable of being satisfied by September 30, 2008;

(d) by HealthAmerica of VivaKor if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Acquisition; or

(e) by HealthAmerica or VivaKor if the Acquisition shall not have been consummated on or before September 30, 2008; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of any of VivaKor or HealthAmerica; provided, this Section 9.2, Section 9.3 (Fees and Expenses); and Section 10.6 (Governing Law) shall survive the termination and remain in full force and effect and; provided, further, that each party shall remain liable for any breaches of or inaccuracies in such party's covenants, representations and warranties hereunder which breach or inaccuracy occurred prior to the termination of this Agreement.

Section 9.3 Fees and Expenses. Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

Section 9.4 Amendment. This Agreement may be amended by the parties hereto at any time only by an instrument in writing sighed on behalf of each of the parties hereto.

Section 9.5 Waiver. At any time prior to the Closing, the parties hereto may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X
General Provisions

Section 10.1 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested addressed as follows:

If to VivaKor:

VivaKor, Inc.
c/o Wilson, Haglund & Paulsen, P.C.
9110 Irvine Center Drive
Irvine, CA 92618
Facsimile: (949) 752-1144
Attention: Christopher Wilson

If to Health America:

HealthAmerica, Inc:
2820 W. Charleston, #22
Las Vegas, Nevada 89102
Telephone: (775) 781-4143
Facsimile: (702) 870-1614

If to HealthAmerica Principle Shareholder Prior to the Acquisition

Richard A. Taulli
2820 W. Charleston, #22
Las Vegas, Nevada 89102
Telephone: (775) 781-4143
Facsimile: (702) 870-1614

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 10.1.

Section 10.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at Law or in equity.

Section 10.3 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 10.4 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights except that the stockholders of VivaKor are intended third-party beneficiaries of the representations, warranties and covenants of HealthAmerica.

Section 10.5 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada (without giving effect to the provisions thereof relating to conflicts of Law).

Section 10.6 Headings; Disclosure. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any disclosure by VivaKor or HealthAmerica in any portion of its respective Disclosure Schedule shall be deemed disclosure in each other portion of such Disclosure Schedule to which such disclosure reasonably relates on its face.

Section 10.7 Certain Definitions and Rules of Construction.

(a) As used in this Agreement:

"Affiliate" as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"); as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

"VivaKor Material Adverse Effect" shall be any circumstance, event or occurrence that would be reasonably likely to have a material adverse effect on the business, assets, operations, financial condition, revenues, results of operations of VivaKor taken as a whole.

"HealthAmerica Material Adverse Effect" shall be any circumstance, event or occurrence that would be reasonably likely to have a Material adverse effect on the business, assets, operations, financial condition, revenues, results of operations of HealthAmerica taken as a whole.

"Contract" means any contract; agreement, note, bond, mortgage, indenture, credit agreement, lease, license, permit, franchise or other instrument, obligation or understanding, whether written or oral.

"Debt" means, with respect to any Person, all indebtedness of such Person for borrowed money or the deferred purchase price of property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business), obligations of such Person evidenced by bonds, notes, indentures or similar instruments, obligations of such Person under interest rate agreements, currency hedging agreements, commodity price protection agreements or similar hedging instruments, capital lease obligations of such Person, redeemable capital stock of such Person and any other obligations of such Person classified as indebtedness in standard accounting usage.

"Laws" means any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree.

"Litigation Expense" means any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third person and whether or not any action or proceeding is commenced), investigators, expert witnesses, accountants and other professionals.

"Loss" means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, measured after accounting for any insurance proceeds actually received with respect thereto, other than Litigation Expense.

"Person" shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

"Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs; duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax imposed by any Governmental Entity.

"Transactions" shall mean the transactions contemplated by this Agreement.

(b) Other Rules of Construction.

(i)
References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

(ii)
The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. The word "or" shall be deemed to be inclusive.

(iii)
This Agreement is the joint drafting product of HealthAmerica and VivaKor, and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

(iv)
In each case in this Agreement where this Agreement or a Contract is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at Law.

Section 10.8 Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the Transactions are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

IN WITNESS WHEREOF, HealthAmerica, VivaKor and the HealthAmerica Principal Shareholder Prior to the Acquisition have each signed this Agreement or caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

HealthAmerica, Inc.		VivaKor, Inc.
By:	/s/ Richard A. Taulli as President	/s/ Tannin Fuja
	Richard A. Taulli, President	Tannin Fuja, President

HealthAmerica, Inc. Principal Shareholder
By:	/s/ Richard A. Taulli as Shareholder
Richard A. Taulli, Principal Shareholder